Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-143944, 333-57815, 333-211903, and 333-246042) on Form S-8 and (Nos. 333-81763 and 333-238301) on Form S-3 of our reports dated February 24, 2022, with respect to the consolidated financial statements and financial statement schedule III of Universal Health Realty Income Trust (and the effectiveness of internal control over financial reporting, which reports appear in the December 31, 2021 annual report on Form 10-K of Universal Health Realty Income Trust.

(signed) KPMG LLP

Philadelphia, Pennsylvania
February 24, 2022